UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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RA PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on November 15, 2019 (the “Definitive Proxy Statement”), by Ra Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, the Company, UCB S.A., a société anonyme formed under the laws of Belgium (“Parent”), and Franq Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of October 9, 2019 (the “Merger Agreement”).  The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.  On November 15, 2019, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on December 17, 2019 (the “Special Meeting”).

Following the announcement of the execution of the Merger Agreement, two lawsuits were filed by purported stockholders of the Company alleging, among other things, that certain disclosures included in the Preliminary Proxy Statement on Schedule 14A of the Company filed with the SEC on November 1, 2019 (the “Preliminary Proxy Statement”) omit material information with respect to the transactions contemplated by the Merger Agreement, rendering the Preliminary Proxy Statement false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. Such lawsuits are described in the Definitive Proxy Statement under the section entitled “The Merger—Litigation Related to the Merger.”

On November 21, 2019 and November 22, 2019, respectively, lawsuits entitled Allen Papouban v. Ra Pharmaceuticals, Inc., et al., and Philip Naluai v. Ra Pharmaceuticals, Inc., et al., were filed in the United States District Court for the Southern District of New York against the Company and members of the board of directors of the Company.  In addition, on December 2, 2019, a lawsuit entitled Daniel Delifus v. Ra Pharmaceuticals, Inc., et al., was filed in the United States District Court for the Eastern District of New York against the Company and members of the board of directors of the Company The lawsuits allege that the Definitive Proxy Statement omits material information with respect to the transactions contemplated by the Merger Agreement, rendering it false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. The plaintiffs seek, among other things, injunctive relief, rescission, declaratory relief and unspecified monetary damages (the five lawsuits collectively, the “Merger Lawsuits”).

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that any of the Merger Lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the Merger, all of which are set forth below, in response to certain of the allegations raised in the Merger Lawsuits.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded, italicized and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On page 52 of the Definitive Proxy Statement, the final paragraph of the section entitled “Selected Public Company Analysis” is amended as follows:

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2023 EV/REV Multiples of 3.0x to 7.0x. In selecting this range of 2023 EV/REV Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Ra Pharma and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying this range of 2023 EV/REV Multiples to Ra Pharma’s estimated calendar year 2023 revenues as set forth in the Forecasts, and adding to it Ra Pharma’s estimated net cash of approximately $267 million as of December 31, 2019, as set forth in the Internal Data, resulted in an implied per share equity value range for each share of Ra Pharma common stock of approximately $16.70 to $30.80, rounded to the nearest $0.05. Centerview then compared this range to the $48.00 per share in cash, without interest, proposed to be paid to the holders of Ra Pharma common stock (other than Excluded Shares) pursuant to the Merger Agreement.

On page 53 of the Definitive Proxy Statement, the final two paragraphs of the section entitled “Selected Precedent Transaction Analysis” are amended as follows:

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	Transaction Value (in billions) (1)	1-Day Premium (2)
11/02/15	Dyax Corp.	Shire plc.	$5.612	35%
04/28/16	Stemcentrx, Inc.	AbbVie Inc.	5.800	NA
10/18/18	Endocyte, Inc.	Novartis AG	1.757	54
12/22/17	Ignyta, Inc.	Roche Holding AG	1.682	74
05/10/18	ARMO BioSciences, Inc.	Eli Lilly and Company	1.490	68
12/26/17	Sucampo Pharmaceuticals, Inc.	Mallinckrodt plc	1.167	20
07/24/17	NeuroDerm Ltd.	Mitsubishi Tanabe Pharma Corporation	0.985	79
05/21/19	Peloton Therapeutics, Inc.	Merck & Co., Inc.	1.050	NA
02/25/19	Clementia Pharmaceuticals, Inc.	Ipsen, S.A.	0.933	67
03/04/19	Nightstar Therapeutics plc	Biogen Inc.	0.719	68
Median			1.329	68

(1) Excludes contingent payments.

(2) Premiums for each transaction were calculated by comparing the per share acquisition price in the transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of Transaction Values of $1.000 billion to $1.750 billion. In selecting this range of Transaction Values, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Ra Pharma and the target companies included in the selected transactions as well as the Transaction and the selected transactions and other factors that could affect each transaction or other values in order to provide a context in which to consider the results of the quantitative analysis. Applying this range of Transaction Values and adding to it Ra Pharma’s estimated net cash of approximately $267 million as of December 31, 2019, as set forth in the Internal Data, resulted in an implied per share equity value range for each share of Ra Pharma common stock of approximately $25.45 to $39.65, rounded to the nearest $0.05. Centerview then compared this range to the $48.00 per share in cash, without interest, proposed to be paid to the holders of Ra Pharma common stock (other than Excluded Shares) pursuant to the Merger Agreement.

On page 54 of the Definitive Proxy Statement, the second paragraph under the heading entitled “Discounted Cash Flow Analysis” is amended as follows:

In performing this analysis, Centerview calculated an implied per share equity value range for the shares of Ra Pharma common stock, by:

(a) discounting to present value as of December 31, 2019 using discount rates ranging from 11.0% to 13.0% (reflecting Centerview’s analysis of Ra Pharma’s weighted average cost of capital) and the mid-year convention:

(i) the forecasted risk adjusted, after-tax unlevered free cash flows of Ra Pharma over the period beginning on January 1, 2020 and ending on December 31, 2036 utilized by Centerview at the direction of Ra Pharma management and approved by the Board for use by Centerview, as described under “The Merger—Opinion of Centerview Partners LLC—Ra Pharma Management Projections” beginning on page 57 of this proxy statement;

(ii) an implied terminal value of Ra Pharma, calculated by Centerview by assuming that Ra Pharma’s after-tax unlevered free cash flows would decline in perpetuity after December 31, 2036 at a rate of free cash flow decline of 80% year-over-year;

(iii) tax savings from usage of federal net operating losses of approximately 73.3 million as of December 31, 2018 and future losses, each as set forth in the Forecasts; and

(iv) the estimated costs of $85 million associated with an assumed $500 million capital raise in 2021 as set forth in the Internal Data; and, adding to the foregoing results in (a),

(b) Ra Pharma’s estimated net cash balance of approximately $267 million as of December 31, 2019, as set forth in the Internal Data.

Centerview divided the result of the foregoing calculations in (a) and (b) by the number of fully-diluted shares of Ra Pharma common stock (determined using the treasury stock method) outstanding as of October 8, 2019 and as set forth in the Internal Data.

On page 54 of the Definitive Proxy Statement, the first paragraph under the heading entitled “Other Factors” is amended as follows:

Centerview noted for the Board of Directors of Ra Pharma certain additional factors solely for informational purposes, including, among other things, the following:

•                                          Historical closing trading prices of the shares of Ra Pharma common stock during the 52-week period ending on October 9, 2019 (the last trading day before the public announcement of the Transaction), which reflected low and high stock closing prices for Ra Pharma common stock during such period of $11.58 to $36.08 per share.

•                                          Stock price targets for the shares of Ra Pharma common stock in the most recent publicly available Wall Street research analyst reports, which indicated low and high stock price targets for Ra Pharma common stock ranging from $32.00 to $50.00 per share, with the 25th percentile, median and 75th percentile of such stock price targets being $38.00, $42.00 and $45.00, respectively.

•                                          An analysis of premiums paid in the selected transactions involving biopharmaceutical companies, as described under “The Merger—Opinion of Centerview Partners LLC—Selected Precedent Transaction Analysis” beginning on page 52 of this proxy statement, for which premium data was available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 50% to 80% to Ra Pharma common stock’s closing price on October 9, 2019 (the last trading day before the public announcement of the Transaction) of $22.70, which resulted in an implied price range of approximately $34.05 to $40.85 per share of Ra Pharma common stock, rounded to the nearest $0.05.

On page 61 of the Definitive Proxy Statement, the first paragraph under the heading “New Employment Arrangements” is amended as follows:

As of the date of this proxy statement, none of Ra Pharma’s executive officers has entered into any agreement, arrangement or understanding with UCB or any of its executive officers, directors or affiliates regarding employment with UCB or any of its affiliates or received an offer of employment from UCB or any of its affiliates. Although no such agreement, arrangement, ~~or~~ understanding or offer exists as of the date of this proxy statement, certain of Ra Pharma’s executive officers may, prior to the completion of the Merger, receive offers from or enter into new arrangements with UCB or its affiliates regarding employment with UCB or certain of its affiliates.

Important Additional Information and Where to Find It

The Special Meeting is currently scheduled to be held on December 17, 2019.  This report may be deemed solicitation material in respect of the Merger.  In connection with the Merger, the Company filed the Definitive Proxy Statement with the SEC on November 15, 2019 and commenced mailing the Definitive Proxy Statement to the stockholders of the Company on or about November 15, 2019.  THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT TOGETHER WITH THIS SUPPLEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT AND THE MERGER. Investors and security holders will be able to obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov, on the Company’s internet website at https://rapharma.com or by sending a written request to the Company at 87 Cambridgepark Drive, Cambridge, Massachusetts 02140, Attention: Legal.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Merger is set forth in the Definitive Proxy Statement.

Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Merger and the ability to consummate the Merger. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions and comparable terminology intended to identify forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the Company may be unable to obtain stockholder approval as required for the Merger; (ii) conditions to the closing of the Merger may not be satisfied and required regulatory approvals may be delayed or not be obtained; (iii) the Merger may involve unexpected costs, liabilities or delays; (iv) the business of the Company may suffer as a result of uncertainty surrounding the Merger; (v) the outcome of any legal proceedings related to the Merger; (vi) the Company may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; and (viii) other risks to the consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. If the Merger is consummated, the Company stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.